UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

April 23, 2021

Date of Report

(Date of earliest event reported)

Cornerstone OnDemand, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 001-35098

Delaware	13-4068197
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1601 Cloverfield Blvd.

Suite 620 South

Santa Monica, CA 90404

(Address of principal executive offices, including zip code)

(310) 752-0200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CSOD	Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On April 23, 2021, the Company refinanced approximately $830 million (the “Refinancing Term Loans”) pursuant to an amendment (“Refinancing Amendment”) to the Credit Agreement, dated as of April 22, 2020, by and among the Company, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (the “Agent”), and the lenders from time to time party thereto (as amended by the Refinancing Amendment, the “Credit Agreement”). The Refinancing Term Loans were incurred as a separate new class of term loans under the Credit Agreement with substantially the same terms as the previously outstanding senior secured term loans incurred on April 22, 2020 (the “Refinanced Term Loans”) to effectuate a repricing of the Refinanced Term Loans, including lowering the interest rate by 1.00% resulting in a rate per annum equal to LIBOR plus an applicable margin of 3.25%. On April 23, 2021, the Company also made a voluntary prepayment of $20 million, which reduced the amount outstanding of the Refinanced Term Loans from approximately $850 million to approximately $830 million.

All obligations under the Credit Agreement are, subject to certain exceptions, guaranteed by certain of the Company’s wholly owned domestic subsidiaries and secured by a substantial portion of the assets of the Company and such guarantors.

The Refinancing Term Loans amortize on a quarterly basis at a rate of 1.00% per annum of the original aggregate principal amount with the balance to be paid on the stated maturity date. The Refinancing Term Loans are subject to a prepayment premium of 1.00% of the amount of any prepayment (voluntary or involuntary) with the proceeds of debt in connection with a refinancing of the Refinancing Term Loans occurring prior to six months after the closing date of the Refinancing Amendment which results in a lower effective yield than the Refinancing Term Loans; otherwise, the Refinancing Term Loans may be repaid, in whole or in part, at any time prior to maturity without penalty. The Credit Agreement requires the Company to make prepayments in connection with the issuance or incurrence of indebtedness, certain sales of assets and excess cash flow, in each case subject to certain baskets and exceptions described in the Credit Agreement.

In addition, the Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, failure to make payment on, or defaults with respect to, certain other material indebtedness, bankruptcy and insolvency events, judgments in excess of a certain monetary threshold, any security or guarantee documents cease to be in effect, an ERISA event in excess of a certain monetary threshold, and change of control provisions. Upon the occurrence of an event of default, and after the expiration of any applicable grace period, the Agent may exercise remedies on behalf of the lenders, including accelerating the repayment of outstanding loans under the Credit Agreement.

The foregoing description of certain provisions of the Credit Agreement (including the Refinancing Amendment) is not complete and is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.03	Material Modifications to Rights of Security Holders.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerstone OnDemand, Inc.

/s/ Adam Weiss
Adam Weiss
Chief Administrative Officer & General Counsel

Date: April 23, 2021